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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNING FIRM


To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 10, 2004, except for note 16 which is as of October 5, 2004, with respect to the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2004, incorporated herein by reference. Our report dated September 10, 2004, except for note 16 which is as of October 5, 2004, contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
January 18, 2005



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